As filed with the Securities and Exchange Commission on December 20, 2011.
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Commonwealth of Virginia (State or other jurisdiction of incorporation or organization)	54-2053718 (I.R.S. Employer Identification No.)
999 Waterside Drive Suite 200 Norfolk, Virginia 23510 (Address of Principal Executive Offices)	23510 (Zip Code)
__________________

HAMPTON ROADS BANKSHARES, INC.
2011 OMNIBUS INCENTIVE PLAN
 (Full title of the plan)

Douglas J. Glenn
Interim President and Chief Executive Officer
Hampton Roads Bankshares, Inc.
999 Waterside Drive
Suite 200
Norfolk, Virginia 23510
(Name and address of agent for service)

(757) 217-1000
 (Telephone number, including area code, of agent for service)
___________
Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer □	Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company ☒
___________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	2,750,000	$2.75	$7,562,500	$866.67

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($2.80) and low ($2.70) prices reported on the Nasdaq Global Select Market on December 16, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2010;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011;

(4)
the Registrant’s Current Reports on Form 8-K, filed January 5, 2011, February 3, 2011, February 25, 2011, March 9, 2011, March 31, 2011, May 2, 2011, May 9, 2011, May 11, 2011, May 12, 2011, May 16, 2011, June 2, 2011, June 14, 2011, June 22, 2011, June 27, 2011, June 29, 2011, July 8, 2011, July 14, 2011, July 28, 2011, August 2, 2011, August 18, 2011, October 3, 2011, October 7, 2011, October 28, 2011, November 8, 2011, November 10, 2011, November 17, 2011, December 2, 2011, December 7, 2011 and December 15, 2011 (other than the portions of those documents furnished or not otherwise deemed to be filed); and

(5)
the description of our common stock set forth in Post-Effective Amendment No. 1 to our Registration Statement on Form S-3 (Registration No. 333-160337) filed May 20, 2011, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan, will be validly issued, fully paid and non-assessable.  Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein. Attorneys employed by the firm beneficially owned an aggregate of approximately 706 shares of the Registrant’s Common Stock as of December 19, 2011.

Item 6.                                Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is only a general summary of certain aspects of Virginia law and the Articles of Incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.

Item 7.                                Exemption From Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1
Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 28, 2010, incorporated herein by reference.

4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 2, 2011, incorporated herein by reference.

4.3	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.4	Specimen of Common Stock Certificate, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.5	Carlyle Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.6	Anchorage Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.7	Anchorage Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.8	CapGen Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.9	CapGen Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.10
Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.11
Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed January 5, 2009.

4.12
Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.13	Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of KPMG LLP.*

23.3	Consent of Yount, Hyde, & Barbour, P.C.*

24	Powers of Attorney (included on Signature Page).*

*Filed herewith.

Item 9.                                Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on this 20th day of December 2011.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Douglas J. Glenn
Interim President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Douglas J. Glenn and Stephen P. Theobald as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas J. Glenn	Interim President and Chief	December 20, 2011
Douglas J. Glenn	Executive Officer, Director, Executive Vice President, Chief Operating Officer, and General Counsel (Principal Executive Officer)
/s/ Stephen P. Theobald	Executive Vice President and	December 20, 2011
Stephen P. Theobald	Chief Financial Officer (Principal Financial Officer)
/s/ Lorelle L. Fritsch	Senior Vice President, Chief	December 20, 2011
Lorelle L. Fritsch	Accounting Officer and Controller (Principal Accounting Officer)

Signature	Title	Date
/s/ Henry P. Custis, Jr.	Chairman of the	December 20, 2011
Henry P. Custis, Jr.	Board of Directors
/s/ Patrick E. Corbin	Director	December 20, 2011
Patrick E. Corbin
/s/ William A. Paulette	Director	December 20, 2011
William A. Paulette
/s/ Billy G. Roughton	Director	December 20, 2011
Billy G. Roughton
/s/ W. Lewis Witt	Director	December 20, 2011
W. Lewis Witt
/s/ Randal K. Quarles	Director	December 20, 2011
Randal K. Quarles
/s/ Hal F. Goltz	Director	December 20, 2011
Hal F. Goltz
/s/ Robert B. Goldstein	Director	December 20, 2011
Robert B. Goldstein

EXHIBIT INDEX

TO
FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 28, 2010, incorporated herein by reference.

4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 2, 2011, incorporated herein by reference.

4.3	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.4	Specimen of Common Stock Certificate, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.5	Carlyle Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.6	Anchorage Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.7	Anchorage Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.8	CapGen Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.9	CapGen Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.10
Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.11
Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed January 5, 2009.

4.12
Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.13	Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of KPMG LLP.*

23.3	Consent of Yount, Hyde, & Barbour, P.C.*

24	Powers of Attorney (included on Signature Page).*

*Filed herewith.